Exhibit 99.1

                                                   For Immediate Release
                                                    June 19, 2006

[LOGO]                                             For Information Contact:
FNB UNITED CORP.                               Michael C. Miller, 336-626-8300

P.O. Box 1328, Asheboro, NC 27204                  Phone 336-626-8300
101 Sunset Avenue, Asheboro, NC 27203                Fax 336-626-8374

                    FNB United Corp. Names Four New Directors

         Asheboro, NC - FNB United Corp. (NASDAQ: FNBN) (FNB United) announced today that David E. Cline, Robert P. Huntley, H. Ray McKenney and Carl G. Yale were elected to the board of directors of FNB United at its June 15th meeting. The new directors are former board members of Integrity Financial Corporation and its banking subsidiary First Gaston Bank, which merged with FNB United in April.
         "We are pleased to welcome our First Gaston friends and colleagues to FNB United" remarked Michael C. Miller, President and Chairman. "Each possesses the business background and understanding of key local markets to provide a unique and valuable perspective to our board. We look forward to hearing their thoughts and ideas as our company continues to grow into new communities in western North Carolina."
         A native of Cabarrus County, Cline graduated from North Carolina State University. He manages Cirrus Medical Staffing and serves as president of Cline Seabrook Company. Cline is a former chairman of North Carolina Partnership for Economic Development, Gastonia East Rotary Club and Gaston Chamber of Commerce. In addition, he is a former executive board member of the Charlotte Chamber of Commerce. A founding director of First Gaston Bank, he also served as Chairman of the board of directors. Cline and his wife, Leslie, reside in Waxhaw, NC.
         A native of Catawba County, Huntley is a CPA and licensed contractor for Timber Ridge Lumber Company. A former Lieutenant in the US Navy, he graduated from Lenoir Rhyne College and received his MBA from the University of North Carolina at Chapel Hill. Huntley has served as treasurer of both the Lions Club and The Rotary Club of Lake Hickory, and has served on the sub-division review board for the City of Hickory. He also served as founding director of Catawba Valley Bank. Huntley and his wife, Patricia, attend First Baptist Church where he is a Sunday school teacher and member of the finance committee. They have a daughter, Lisa, and two granddaughters.
         McKenney owns McKenney Dealerships and has worked in the automobile industry for 34 years. He is the director of the North Carolina Auto Dealers Association and past chairman of Holy Angels, Inc. McKenney was also a founding director of First Gaston Bank. McKenney and his wife, Paige, have four children and reside in Cramerton. The family attends Cramer Methodist Church.
         Yale is a native of Wilkes County and graduate of Virginia Polytechnic and State University. He has been a CPA with Hemric & Yale for the past 24 years and is a volunteer for the Health Foundation. Yale has also contributed his time to such civic groups as Wilkes Regional Medical Center, Wilkes Chamber of Commerce, Wilkes United Way and Smart Start. He is also a former president of Oakwoods Country Club. Yale and his wife, Franz, attend St. Paul's Episcopal Church.
         FNB United Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company, First Gaston Bank, including its divisions Catawba Valley Bank and Northwestern Bank, and Dover Mortgage Company. Opened in 1907, First National (MyYesBank.com) operates 25 community YES! Banks in Archdale, Asheboro, Biscoe, Burlington, China Grove, Ellerbe, Graham, Greensboro, Hillsborough, Kannapolis, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Salisbury, Seagrove, Siler City, Southern Pines and Trinity. First Gaston Bank (firstgaston.com) commenced operations in 1995 and operates five community offices in Belmont, Dallas, Gastonia, Mt. Holly and Stanley. It also operates community offices as Catawba Valley Bank (catawbavalleybank.com) in Hickory, Mooresville, Newton and Statesville and as Northwestern Bank of Wilkesboro (nwesternbank.com) in Boone, Millers Creek, Taylorsville, Wilkesboro and West Jefferson. Dover Mortgage Company (dovermortgage.com) operates 10 mortgage production offices in Carolina Beach, Charlotte, Goldsboro, Greensboro, Greenville, Lake Norman, Leland, Raleigh, Waxhaw and Wilmington. Through its subsidiaries, FNB United Corp. offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services. The Federal Deposit Insurance Corporation insures deposits up to applicable limits.
         FNB United stock is traded on the NASDAQ National Market under the symbol FNBN.


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Enclosures:  Photos

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